Exhibit 99.1

SYSCO REPORTS FOURTH QUARTER AND FULL YEAR 2018 EARNINGS

Successfully exceeds all three-year plan objectives

HOUSTON, August 13, 2018 - Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week fourth fiscal quarter and its fiscal year ended June 30, 2018.

Fourth Quarter Fiscal 2018 Highlights

•	Sales increased 6.2% to $15.3 billion

•	Gross profit increased 5.7% to $2.9 billion; gross margin decreased 9 basis points

•	Operating income increased 23.2% to $687.7 million; adjusted operating income increased 15.7% to $771.2 million

•	EPS¹ increased $0.28 to $0.85; adjusted EPS increased $0.22 to $0.94

Fiscal 2018 Highlights

•	Sales increased 6.1% to $58.7 billion

•	Gross profit increased 5.0% to $11.1 billion; gross margin decreased 19 basis points

•	Operating income increased 13.4% to $2.3 billion; adjusted operating income increased 8.4% to $2.5 billion

•	EPS¹ increased $0.62 to $2.70; adjusted EPS increased $0.66 to $3.14

“Overall, I am pleased with our performance in fiscal 2018, which culminated in the successful delivery of our initial three-year plan, including the achievement of our adjusted operating income growth target. As we head into fiscal 2019, we remain confident in our ability to profitably grow the business and accomplish our objectives” said Tom Bené, Sysco’s president and chief executive officer.

¹Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring, acquisition-related costs, loss on debt extinguishment, tax benefits from a retirement plan contribution, the impact of repatriating certain international earnings and certain impacts of tax law changes. Reconciliations of all non-GAAP measures are included in this release.

Fourth Quarter Fiscal 2018 Results

U.S. Foodservice Operations

Sales for the fourth quarter were $10.4 billion, an increase of 6.1% compared to the same period last year. Local case volume within U.S. Broadline operations grew 5.0% for the fourth quarter, of which 3.0% was organic, while total case volume within U.S. Broadline operations grew 5.3%, of which 3.5% was organic.

Gross profit increased 5.2% to $2.1 billion, and gross margin decreased 18 basis points to 20.05%, compared to the prior year period. Food cost inflation was 1.1% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily driven by the dairy, frozen potatoes & vegetables, and paper & disposables categories.

Operating expenses increased $9 million, or 0.8%, compared to the same period last year. Adjusted operating expenses increased $45 million, or 3.8%, compared to the same period last year, due mainly to increased supply chain and selling expenses.

Operating income was $869 million, an increase of $93 million, or 12.0%, compared to the same period last year. Adjusted operating income was $869 million, an increase of $58 million, or 7.1%, compared to the prior year period.

International Foodservice Operations

Sales for the fourth quarter were $2.9 billion, an increase of 7.9% compared to the same period last year. The impact to total Sysco sales of foreign exchange during the quarter was a benefit of approximately 1%.

Gross profit increased 9.3% to $639 million, and gross margin increased 28 basis points to 21.68%, compared to the prior year period.

Operating expenses increased $72 million, or 13.9%, compared to the same period last year. Adjusted operating expenses increased $45 million, or 9.2%, compared to the prior year period, due mainly to investments in supply chain transformation and business integration.

Operating income was $45 million, a decrease of $18 million, or 28.6%, compared to the same period last year. Adjusted operating income was $101 million, an increase of $9 million, or 10.0%, compared to the prior year period.

Fiscal 2018 Results

U.S. Foodservice Operations

Sales for fiscal 2018 were $39.6 billion, an increase of 5.4% compared to the prior year. Local case volume within U.S. Broadline operations grew 3.6% for fiscal 2018, of which 2.8% was organic, and total case volume within U.S. Broadline operations grew 2.9%, of which 2.1% was organic.

Gross profit increased 4.6% to $7.9 billion, and gross margin decreased 17 basis points to 19.93%, compared to the prior year. Food cost inflation was 2.6% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the meat, dairy and produce categories.

Operating expenses increased $183.5 million, or 3.9%, compared to the prior year. Adjusted operating expenses increased $217.9 million, or 4.7%, driven primarily by an increase in selling and supply chain expenses.

Operating income was $3.1 billion, an increase of $160.4 million, or 5.5%, compared to the prior year. Adjusted operating income was $3.1 billion, an increase of $126.0 million, or 4.3%, compared to the prior year.

International Foodservice Operations

Sales for fiscal 2018 were $11.5 billion, an increase of 8.5% compared to the prior year. The impact to total Sysco sales of foreign exchange for the year was a benefit of approximately 1%.

Gross profit increased 7.1% to $2.4 billion, and gross margin decreased 29 basis points to 21.16%, compared to the prior year.

Operating expenses increased $211.0 million, or 10.4%, compared to the prior year. Adjusted operating expenses increased $187.7 million, or 9.7%, compared to the prior year.

Operating income was $193 million, a decrease of $49.9 million, or 20.5%, compared to the prior year. Adjusted operating income was $320 million, a decrease of $27 million, or 7.7%, compared to the prior year.

FY15-FY18 Three-Year Plan Highlights¹

Key Highlights:

		Year Ended
	3-year Plan Target	June 30, 2018	June 27, 2015	3-year Plan Change $ Results	CAGR
GAAP:
Sales	N/A	$58.7 billion	$48.7 billion	$10.0 billion
Gross profit	N/A	$11.1 billion	$8.6 billion	$2.5 billion	9.0%
Operating expense	N/A	$8.8 billion	$7.3 billion	$1.4 billion	6.1%
Operating Income	N/A	$2.3 billion	$1.2 billion	$1.1 billion	23.7%
ROIC	N/A	13.0%

Non-GAAP (1) Excluding Brakes:
Sales		$53.1 billion	$48.7 billion	$4.4 billion
Gross profit	4.0% CAGR	$9.7 billion	$8.6 billion	$1.1 billion	4.2%
Operating expense	3.0% CAGR	$7.2 billion	$6.8 billion	$463.0 million	2.2%
Operating Income	$600 - $650 million	$2.5 billion	$1.8 billion	$665.1 million	11.1%
ROIC	15.0%	20.2%

Fiscal 2018 marked the successful completion of Sysco’s initial three-year plan. Throughout the course of the three-year plan, the company accelerated local case growth by 3.0%, achieved adjusted gross profit CAGR of 4.2%, and managed adjusted operating expense CAGR to 2.2%. This gap between adjusted gross profit dollar growth and adjusted expense dollar growth was 2.0 points, which generated adjusted operating income growth of $665 million, exceeding the target range of $600-$650 million. Adjusted ROIC was 20.2%, surpassing the target of 15.0%, and the company achieved a five day improvement in working capital, which was one day above the original goal.

On a GAAP basis, comparing fiscal 2018 to fiscal 2015, the company achieved gross profit CAGR of 9.0%, and operating expense CAGR of 6.1%, generating operating income growth of $1.1 billion. ROIC was 13.0%.

Capital Spending and Cash Flow

Cash flow from operations was $2.2 billion for fiscal 2018, which was $80.7 million lower compared to the prior year. Free cash flow for fiscal 2018 was $1.5 billion, which was $83.6 million lower compared to the prior year.

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $666 million for fiscal 2018, which was $3 million higher compared to the prior year.

¹Adjusted financial results used to the measure progress on Sysco’s initial three-year plan exclude certain items, which primarily include restructuring, acquisition-related costs, loss on debt extinguishment, tax benefits from a retirement plan contribution, the impact of repatriating certain international earnings, certain impacts of tax law changes, and also exclude the results of the Brakes Group. Reconciliations of all non-GAAP measures are included in this release.

Conference Call & Webcast

Sysco will host a conference call to review the Company’s fourth quarter fiscal 2018 financial results on Monday, August 13, 2018, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	13-Week Period Ended		52-Week Period Ended
Financial Comparison:	June 30, 2018	Change	June 30, 2018	Change
Sales	$15.3 billion	6.2%	$58.7 billion	6.1%
Gross profit	$2.9 billion	5.7%	$11.1 billion	5.0%
Gross Margin	19.04%	-9 bps	18.88%	-19 bps

GAAP:
Operating expenses	$2.2 billion	1.2%	$8.8 billion	3.0%
Certain Items	$83.5 million	-23.3%	$219.4 million	-26.6%
Operating Income	$687.7 million	23.2%	$2.3 billion	13.4%
Operating Margin	4.49%	62 bps	3.97%	26 bps
Net Earnings	$448.9 million	47.1%	$1.4 billion	25.2%
Diluted Earnings Per Share	$0.85	50.1%	$2.70	29.8%

Non-GAAP (1):
Operating Expenses	$2.1 billion	2.5%	$8.5 billion	4.0%
Operating Income	$771.2 million	15.7%	$2.5 billion	8.4%
Operating Margin	5.04%	41 bps	4.34%	9 bps
Net Earnings	$497.9 million	28.2%	$1.7 billion	22.1%
Diluted Earnings Per Share	$0.94	30.6%	$3.14	26.6%

Case Growth:
U.S. Broadline	5.3%		2.9%
Local	5.0%		3.6%

Sysco Brand Sales as a % of Cases:
U.S. Broadline	38.19%	22 bps	37.84%	33 bps
Local	47.00%	61 bps	46.39%	59 bps

Note:

(1) A reconciliation of non-GAAP measures is included in this release.

Individual components in the table above may not sum to the totals due to the rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 67,000 associates, the company operates approximately 330 distribution facilities worldwide and serves more than 600,000 customer locations. For fiscal 2018 that ended June 30, 2018, the company generated sales of more than $58 billion.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this news release or in our earnings call for the third quarter of fiscal 2018 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include: our expectations regarding our investments across Europe, including, but not limited to, the integration of Brakes France and Davigel to Sysco France; our expectations regarding investments in our technology, including, but not limited to, improved infrastructure and the enhancement of customer facing tools; our expectations regarding our focus on M&A activity; our expectations regarding our ability to improve the overall customer experience; our expectations regarding a positive trend in restaurant sales; our expectations regarding our strategic priorities, including enriching the customer experience, delivering operational excellence, optimizing the business and activating the power of our people and accelerating our current growth; statements regarding product inflation, including our belief that modest levels of inflation will likely continue for at least the next few quarters, and other economic trends in the United States and abroad; statements regarding the execution of our long-term plans, including investments in necessary capability across the International business and leveraging our position as a platform for future growth; expectations regarding the trajectory of our top line growth; our expectations regarding future performance and growth, including our ability to generate meaningful free cash flow; expectations regarding the gap between gross profit dollar growth and adjusted operating expense growth, including our expectation that our three-year plan gap will be approximately 150 basis points; our expectations regarding our effective tax rate and the positive impact of the Tax Act generally; our expectations regarding our ability to deliver continued strong top-line fundamentals and improved cost management; our expectations with respect to achieving our three-year financial targets through fiscal 2020; the negative impact of inbound freight challenges on our gross profit dollars; and our expectations regarding our 2019 capital expenditures as a percentage of sales. The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large, long-term regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, labor issues, political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. Competition and the impact of GPOs may reduce our margins and make it difficult for us to maintain our market share, growth rate and profitability. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may decline. Our ability to meet our long-term strategic objectives depends largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit, and such expansion efforts, including our Brakes acquisition, may not be successful. Any business that we acquire, including the Brakes transaction, may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. The Brakes Group acquisition will require a significant commitment of time and company resources, and realizing the anticipated benefits from the transaction may take longer than expected. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Changes in applicable tax laws or regulations and the resolution of tax disputes could negatively affect our financial results. We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers. For a discussion of additional factors impacting Sysco’s business, see the company’s Annual Report on Form 10-K for the year ended July 1, 2017, as filed with the SEC, and the company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		52-Week Period Ended
	Jun. 30, 2018	Jul. 1, 2017	Jun. 30, 2018	Jul. 1, 2017
Sales	$15,315,906	$14,421,045	$58,727,324	$55,371,139
Cost of sales	12,399,197	11,661,455	47,641,933	44,813,632

Gross profit	2,916,709	2,759,590	11,085,391	10,557,507
Operating expenses	2,229,042	2,201,631	8,756,417	8,504,336

Operating income	687,667	557,959	2,328,974	2,053,171
Interest expense	92,468	76,020	395,483	302,878
Other expense (income), net	2,043	(1,586)	(22,733)	(15,937)

Earnings before income taxes	593,156	483,525	1,956,224	1,766,230
Income taxes	144,228	178,354	525,458	623,727

Net earnings	$448,928	$305,171	$1,430,766	$1,142,503

Net earnings:
Basic earnings per share	$0.86	$0.57	$2.74	$2.10
Diluted earnings per share	0.85	0.57	2.70	2.08

Average shares outstanding	521,298,942	534,137,743	522,926,914	543,496,816
Diluted shares outstanding	528,053,652	538,797,624	529,089,854	548,545,027

Dividends declared per common share	$0.36	$0.33	$1.41	$1.30

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

	June 30, 2018	July 1, 2017
ASSETS
Current assets
Cash and cash equivalents	$552,325	$869,502
Accounts and notes receivable, less allowances of $25,768 and $31,059	4,073,723	4,012,393
Inventories, net	3,125,413	2,995,598
Prepaid expenses and other current assets	187,880	139,185
Income tax receivable	64,112	16,760

Total current assets	8,003,453	8,033,438
Plant and equipment at cost, less depreciation	4,521,660	4,377,302
Other long-term assets
Goodwill	3,955,485	3,916,128
Intangibles, less amortization	979,812	1,037,511
Deferred income taxes	83,666	142,472
Other assets	526,328	249,804

Total other long-term assets	5,545,291	5,345,915

Total assets	$18,070,404	$17,756,655

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$4,176	$3,938
Accounts payable	4,136,482	3,971,112
Accrued expenses	1,608,966	1,576,221
Accrued income taxes	56,793	14,540
Current maturities of long-term debt	782,329	530,075

Total current liabilities	6,588,746	6,095,886
Long-term liabilities
Long-term debt	7,540,765	7,660,877
Deferred income taxes	319,124	161,715
Other long-term liabilities	1,077,163	1,373,822

Total long-term liabilities	8,937,052	9,196,414
Commitments and contingencies
Noncontrolling interest	37,649	82,839
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,383,619	1,327,366
Retained earnings	10,348,628	9,447,755
Accumulated other comprehensive loss	(1,409,269)	(1,262,737)
Treasury stock at cost, 244,533,248 and 235,135,699 shares	(8,581,196)	(7,896,043)

Total shareholders’ equity	2,506,957	2,381,516

Total liabilities and shareholders’ equity	$18,070,404	$17,756,655

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In Thousands)

	52-Week Period Ended
	June 30, 2018	July 1, 2017
Cash flows from operating activities:
Net earnings	$1,430,766	$1,142,503
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	93,841	83,883
Depreciation and amortization	765,498	901,992
Amortization of debt issuance and other debt-related costs	28,474	31,852
Loss on extinguishment of debt	53,104	—
Deferred income taxes	187,908	(51,846)
Provision for losses on receivables	21,448	20,672
Other non-cash items	3,986	6,704
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) decrease in receivables	(37,457)	20,452
(Increase) in inventories	(89,737)	(113,647)
(Increase) decrease in prepaid expenses and other current assets	(19,643)	8,158
Increase in accounts payable	76,897	322,775
Increase (decrease) in accrued expenses	47,105	(4,476)
(Decrease) in accrued income taxes	(10,652)	(74,590)
(Increase) in other assets	(77,852)	(36,449)
(Decrease) in other long-term liabilities	(315,054)	(18,629)

Net cash provided by operating activities	2,158,632	2,239,354

Cash flows from investing activities:
Additions to plant and equipment	(687,815)	(686,378)
Proceeds from sales of plant and equipment	22,255	23,715
Acquisition of businesses, net of cash acquired	(248,105)	(2,921,798)

Net cash (used for) investing activities	(913,665)	(3,584,461)

Cash flows from financing activities:
Bank and commercial paper borrowings, net	(119,700)	119,700
Other debt borrowings	1,000,599	753,834
Other debt repayments	(552,036)	(143,664)
Tender and redemption premiums for senior notes	(281,762)	—
Proceeds from stock option exercises	268,751	204,805
Treasury stock purchases	(978,901)	(1,886,121)
Dividends paid	(722,158)	(698,647)
Other financing activities (1)	(25,262)	(32,494)

Net cash (used for) financing activities	(1,410,469)	(1,682,587)

Effect of exchange rates on cash, cash equivalents and restricted cash	11,844	(22,104)

Net (decrease) in cash and cash equivalents (2)	(153,658)	(3,049,798)
Cash, cash equivalents and restricted cash at beginning of period	869,502	3,919,300

Cash, cash equivalents and restricted cash at end of period	$715,844	$869,502

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$301,672	$285,025
Income taxes	268,384	761,384

(1)	Change includes cash paid for shares withheld to cover taxes, debt issuance costs and other financing activities.
(2)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Our discussion below of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures and exclude the impact from restructuring costs consisting of: (1) expenses associated with our revised business technology strategy announced in fiscal 2016, as a result of which we incurred costs to convert to a modernized version of our established platform as opposed to completing the implementation of an ERP; (2) professional fees related to our three-year strategic plans; (3) restructuring expenses within our Brakes Group operations; (4) severance charges related to restructuring; and (5) foreign non-income based taxes. In addition, fiscal 2018 results of operations are impacted by business technology transformation initiative costs, facility closure charges, multiemployer pension (MEPP) withdrawal charges and debt extinguishment charges.

The non-GAAP financial measures presented in this report also exclude the impact of the following acquisition-related items: (1) intangible amortization expense and (2) integration costs. All acquisition-related costs in fiscal 2018 and 2017 that have been excluded relate to the fiscal 2017 acquisition of Cucina Lux Investments Limited (the Brakes Acquisition). The Brakes acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs.

The non-GAAP financial measures presented in this report further exclude the impact of the Tax Cuts and Jobs Act of 2017 (the Tax Act) enacted on December 22, 2017. The impact for fiscal 2018 includes: a provisional estimate of a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries and a net benefit from remeasuring Sysco’s accrued income taxes, deferred tax liabilities and deferred tax assets due to the changes in tax rates. Other tax-related items impacting results of operations include foreign withholding taxes on repatriated earnings, net of foreign tax credits and a benefit from contributions made to fund Sysco’s tax-qualified United States (U.S.) pension plan (the Pension Plan).

The fiscal 2018 and fiscal 2017 items described above and excluded from our non-GAAP measures are collectively referred to as “Certain Items.” In addition, with respect to the adjusted return on invested capital targets, our invested capital is adjusted for the accumulation of debt incurred for the Brakes Acquisition that would not have been borrowed absent this acquisition.

Management believes that adjusting its operating expenses, operating income, operating margin as a percentage of sales, interest expense, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and facilitates comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated, and which as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group is significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is also excluding from certain of its non-GAAP financial measures for the relevant periods, solely those acquisition costs specific to the Brakes Acquisition. We believe this approach significantly enhances the comparability of Sysco’s adjusted results for fiscal 2017 and 2016. As the Brakes Acquisition took place at the beginning of fiscal 2017, and given the significance of the Brakes Acquisition, management believes that presenting Sysco’s adjusted financial measures, excluding the Brakes Group operating results (including, for this purpose, Brakes Group financing costs, which are not included in the Brakes Group operating results and are also not Certain Items), enhances comparability of the period over period financial performance of Sysco’s legacy business and allows investors to more effectively measure Sysco’s results against the financial goals under Sysco’s initial three-year strategic plan that concluded in fiscal 2018.

The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the table below, each period presented is adjusted for the impact described above. In the table below, individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Jun. 30, 2018	13-Week Period Ended Jul. 1, 2017	Period Change in Dollars	Period % Change
Operating expenses (GAAP)	$2,229,042	$2,201,631	$27,411	1.2%
Impact of MEPP charge	—	(35,600)	35,600	NM
Impact of restructuring costs (1)	(46,313)	(42,573)	(3,740)	8.8
Impact of acquisition-related costs (2)	(37,230)	(30,697)	(6,533)	21.3

Operating expenses adjusted for certain items (Non-GAAP)	$2,145,499	$2,092,761	$52,738	2.5%

Operating income (GAAP)	$687,667	$557,959	$129,708	23.2%
Impact of MEPP charge	—	35,600	(35,600)	NM
Impact of restructuring costs (1)	46,313	42,573	3,740	8.8
Impact of acquisition-related costs (2)	37,230	30,697	6,533	21.3

Operating income adjusted for certain items (Non-GAAP)	$771,210	$666,829	$104,381	15.7%

Net earnings (GAAP)	$448,928	$305,171	$143,757	47.1%
Impact of MEPP charge	—	35,600	(35,600)	NM
Impact of restructuring costs (1)	46,313	42,573	3,740	8.8
Impact of acquisition-related costs (2)	37,230	30,697	6,533	21.3
Tax impact of MEPP charge (3)	—	(12,900)	12,900	NM
Tax impact of restructuring costs (3)	(13,299)	(13,299)	—	—
Tax impact of acquisition-related costs (3)	(8,940)	461	(9,401)	NM
Impact of U.S. transition tax	(35,000)	—	(35,000)	NM
Impact of Sweden tax law change	(1,569)	—	(1,569)	NM
Impact of repatriation of certain international earnings (4)	24,208	—	24,208	NM

Net earnings adjusted for certain items (Non-GAAP)	$497,871	$388,303	$109,568	28.2%

Diluted earnings per share (GAAP)	$0.85	$0.57	$0.28	50.1%
Impact of MEPP charge	—	0.07	(0.07)	NM
Impact of restructuring costs (1)	0.09	0.08	0.01	12.5
Impact of acquisition-related costs (2)	0.07	0.06	0.01	16.7
Tax Impact of MEPP charge (3)	—	(0.02)	0.02	NM
Tax impact of restructuring costs (3)	(0.03)	(0.02)	(0.01)	50.0
Tax impact of acquisition-related costs (3)	(0.02)	—	(0.02)	NM
Impact of U.S. transition tax	(0.07)	—	(0.07)	NM
Impact of repatriation of certain international earnings (4)	0.05	—	0.05	NM

Diluted EPS adjusted for certain items (Non-GAAP) (5)	$0.94	$0.72	$0.22	30.6%

Diluted shares outstanding	528,053,652	538,797,624

(1)

Fiscal 2018 includes business technology transformation initiative costs, restructuring expenses within our Brakes operations, professional fees on three-year financial objectives, severance charges related to restructuring, costs to convert to legacy systems in conjunction with our revised business technology strategy and facility closure charges. Fiscal 2017 includes $28 million in accelerated depreciation associated with our revised business technology strategy and $12 million related to restructuring expenses within our Brakes Group operations, costs to convert to legacy systems in conjunction with our revised business technology strategy, severance charges related to restructuring, facility closure charges and professional fees on three-year financial objectives.

(2)

Fiscal 2018 and fiscal 2017 include $16 million and $20 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes, and $4 million and $9 million, respectively, in integration costs. Fiscal 2018 includes a $14 million write-off for an intangible asset due to restructuring in France.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred. The Brakes Acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs.

(4)	Represents foreign withholding tax incurred as a result of repatriation of certain international earnings, partially offset by tax benefits.

(5)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represent that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	52-Week Period Ended Jun. 30, 2018	52-Week Period Ended Jul. 1, 2017	Period Change in Dollars	Period % Change
Operating expenses (GAAP)	$8,756,417	$8,504,336	$252,081	3.0%
Impact of MEPP charge	(1,700)	(35,600)	33,900	(95.2)
Impact of restructuring costs (1)	(109,524)	(161,011)	51,487	(32.0)
Impact of acquisition-related costs (2)	(108,136)	(102,049)	(6,087)	6.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$8,537,057	$8,205,676	$331,381	4.0%

Operating income (GAAP)	$2,328,974	$2,053,171	$275,803	13.4%
Impact of MEPP charge	1,700	35,600	(33,900)	(95.2)
Impact of restructuring costs (1)	109,524	161,011	(51,487)	(32.0)
Impact of acquisition-related costs (2)	108,136	102,049	6,087	6.0

Operating income adjusted for Certain Items (Non-GAAP)	$2,548,334	$2,351,831	$196,503	8.4%

Interest expense (GAAP)	$395,483	$302,878	$92,605	30.6%
Impact of loss on extinguishment of debt	(53,104)	—	(53,104)	NM

Interest expense adjusted for Certain Items (Non-GAAP)	$342,379	$302,878	$39,501	13.0%

Net earnings (GAAP)	$1,430,766	$1,142,503	$288,263	25.2%
Impact of MEPP charge	1,700	35,600	(33,900)	(95.2)
Impact of restructuring costs (1)	109,524	161,011	(51,487)	(32.0)
Impact of acquisition-related costs (2)	108,136	102,049	6,087	6.0
Impact of loss on extinguishment of debt	53,104	—	53,104	NM
Tax impact of MEPP charge (3)	(573)	(11,903)	11,330	(95.2)
Tax impact of restructuring costs (3)	(34,024)	(51,184)	17,160	(33.5)
Tax impact of acquisition-related costs (3)	(26,172)	(19,003)	(7,169)	37.7
Tax impact of loss on extinguishment of debt (3)	(18,225)	—	(18,225)	NM
Impact of US transition tax	80,000		80,000	NM
Impact of US balance sheet remeasurement from tax law change	(14,477)	—	(14,477)	NM
Impact of France, U.K. and Sweden tax law changes	(9,706)	—	(9,706)	NM
Impact of repatriation of certain international earnings (4)	24,208	—	24,208	NM
Tax impact of retirement plan contribution	(44,424)	—	(44,424)	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$1,659,837	$1,359,073	$300,764	22.1%

Diluted earnings per share (GAAP)	$2.70	$2.08	$0.62	29.8%
Impact of MEPP charge	—	0.06	(0.06)	NM
Impact of restructuring costs (1)	0.21	0.29	(0.08)	(27.6)
Impact of acquisition-related costs (2)	0.20	0.19	0.01	5.3
Impact of loss on extinguishment of debt	0.10	—	0.10	NM
Tax impact of MEPP charge (3)	—	(0.02)	0.02	NM
Tax impact of restructuring costs (3)	(0.06)	(0.09)	0.03	(33.3)
Tax impact of acquisition-related costs (3)	(0.05)	(0.03)	(0.02)	66.7
Tax impact of loss on extinguishment of debt (3)	(0.03)	—	(0.03)	NM
Impact of US transition tax	0.15	—	0.15	NM

	52-Week Period Ended Jun. 30, 2018	52-Week Period Ended Jul. 1, 2017	Period Change in Dollars	Period % Change
Impact of US balance sheet remeasurement from tax law change	(0.03)	—	(0.03)	NM
Impact of France, U.K. and Sweden tax law changes	(0.02)	—	(0.02)	NM
Impact of repatriation of certain international earnings (4)	0.05	—	0.05	NM
Tax impact of retirement plan contribution	(0.08)	—	(0.08)	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (5)	$3.14	$2.48	$0.66	26.6%

Diluted shares outstanding	529,089,854	548,545,027

(1)

Fiscal 2018 includes business technology transformation initiative costs, restructuring expenses within our Brakes Group operations, professional fees on three-year financial objectives, severance charges related to restructuring, costs to convert to legacy systems in conjunction with our revised business technology strategy and facility closure charges. Fiscal 2017 includes $111 million in accelerated depreciation associated with our revised business technology strategy and $46 million related to restructuring expenses within our Brakes operations, costs to convert to legacy systems in conjunction with our revised business technology strategy, professional fees on 3-year financial objectives and severance charges.

(2)

Fiscal 2018 and fiscal 2017 include $67 million and $76 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes, and $18 million and $24 million in integration costs, respectively. Fiscal 2018 includes a $14 million write-off for an intangible asset due to restructuring in France.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred. The Brakes Acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs.

(4)	Represents foreign withholding tax incurred as a result of repatriation of certain international earnings, partially offset by tax benefits.

(5)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Jun. 30, 2018	13-Week Period Ended Jul. 1, 2017	Period Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$10,407,601	$9,804,969	$602,632	6.1%
Gross Profit	2,086,823	1,984,028	102,795	5.2%
Gross Margin	20.05%	20.23%		-18 bps

Operating expenses	$1,217,540	$1,208,178	$9,362	0.8%
Impact of MEPP charge	—	(35,600)	35,600	NM

Operating expenses adjusted for certain items (Non-GAAP)	$1,217,540	$1,172,578	$44,962	3.8%

Operating income	869,283	775,850	93,433	12.0%
Impact of MEPP charge	—	35,600	(35,600)	NM

Operating income adjusted for certain items (Non-GAAP)	$869,283	$811,450	$57,833	7.1%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales	$2,947,016	$2,730,263	$216,753	7.9%
Gross Profit	638,992	584,451	54,541	9.3%
Gross Margin	21.68%	21.41%		28 bps

Operating expenses (GAAP)	$594,155	$521,659	$72,496	13.9%
Impact of restructuring costs (1)	(23,615)	(8,031)	(15,584)	NM
Impact of acquisition-related costs (2)	(33,003)	(21,435)	(11,568)	54.0

Operating expenses adjusted for certain items (Non-GAAP)	$537,537	$492,193	$45,344	9.2%

Operating income (GAAP)	$44,837	$62,792	$(17,955)	-28.6%
Impact of restructuring costs (1)	23,615	8,031	15,584	NM
Impact of acquisition related costs (2)	33,003	21,435	11,568	54.0

Operating income adjusted for certain items (Non-GAAP)	$101,455	$92,258	$9,197	10.0%

SYGMA *
Sales	$1,677,464	$1,618,485	$58,979	3.6%
Gross Profit	135,837	123,267	12,570	10.2%
Gross Margin	8.10%	7.62%		48 bps

Operating expenses	$124,194	$115,375	$8,819	7.6%
Operating income	11,643	7,892	3,751	47.5%

OTHER *
Sales	$283,825	$267,328	$16,497	6.2%
Gross Profit	69,316	72,933	(3,617)	-5.0%
Gross Margin	24.42%	27.28%		-286 bps

Operating expenses	$51,903	$60,614	$(8,711)	-14.4%
Operating income	17,413	12,319	5,094	41.4%

	13-Week Period Ended Jun. 30, 2018	13-Week Period Ended Jul. 1, 2017	Period Change in Dollars	Period %/bps Change
CORPORATE
Gross Profit	$(14,259)	$(5,089)	$(9,170)	180.2%
Operating expenses (GAAP)	$241,250	$295,805	$(54,555)	-18.4%
Impact of restructuring costs (3)	(22,698)	(34,542)	11,844	-34.3
Impact of acquisition-related costs (4)	(4,228)	(9,261)	5,033	-54.3

Operating expenses adjusted for certain items (Non-GAAP)	$214,324	$252,002	$(37,678)	-15.0%

Operating income (GAAP)	$(255,509)	$(300,894)	$45,385	-15.1%
Impact of restructuring costs (3)	22,698	34,542	(11,844)	-34.3
Impact of acquisition-related costs (4)	4,228	9,261	(5,033)	-54.3

Operating income adjusted for certain items (Non-GAAP)	$(228,583)	$(257,091)	$28,508	-11.1%

TOTAL SYSCO
Sales	$15,315,906	$14,421,045	$894,861	6.2%
Gross Profit	2,916,709	2,759,590	157,119	5.7%
Gross Margin	19.04%	19.14%		-9 bps

Operating expenses (GAAP)	$2,229,042	$2,201,631	$27,411	1.2%
Impact of MEPP charge	—	(35,600)	35,600	NM
Impact of restructuring costs (1) (3)	(46,313)	(42,573)	(3,740)	8.8
Impact of acquisition-related costs (2) (4)	(37,231)	(30,697)	(6,534)	21.3

Operating expenses adjusted for certain items (Non-GAAP)	$2,145,498	$2,092,761	$52,737	2.5%

Operating income (GAAP)	$687,667	$557,959	$129,708	23.2%
Impact of MEPP charge	—	35,600	(35,600)	NM
Impact of restructuring costs (1) (3)	46,313	42,573	3,740	8.8
Impact of acquisition-related costs (2) (4)	37,231	30,697	6,534	21.3

Operating income adjusted for certain items (Non-GAAP)	$771,211	$666,829	$104,382	15.7%

* Segment has no applicable Certain items

(1)	Includes Brakes Acquisition-related restructuring charges, facility closure charges and other severance charges related to restructuring.

(2)

Fiscal 2018 and fiscal 2017 include $16 million and $20 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of the Brakes and $4 million and $9 million, respectively, in integration costs. Fiscal 2018 includes a $14 million write-off for an intangible asset due to restructuring in France.

(3)

Fiscal 2018 includes business technology transformation initiative costs, professional fees on three-year financial objectives, severance charges related to restructuring, costs to convert to legacy systems in conjunction with our revised business technology strategy and facility closure charges. Fiscal 2017 includes $28 million in accelerated depreciation associated with our revised business technology strategy and $12 million related to restructuring expenses within our Brakes Group operations, costs to convert to legacy systems in conjunction with our revised business technology strategy, severance charges related to restructuring, facility closure charges and professional fees on three-year financial objectives.

(4)	Fiscal 2018 and fiscal 2017 include $4 million and $9 million, respectively, related to integration costs from the Brakes Acquisition.

NM represent that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	52-Week Period Ended Jun. 30, 2018	52-Week Period Ended Jul. 1, 2017	Period Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$39,642,263	$37,604,698	$2,037,565	5.4%
Gross Profit	7,900,276	7,556,392	343,884	4.6%
Gross Margin	19.93%	20.09%		-17 bps
Operating expenses (GAAP)	$4,848,285	$4,664,780	$183,505	3.9%
Impact of MEPP charge	(1,700)	(35,600)	33,900	(95.2)
Impact of restructuring costs	—	(470)	470	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$4,846,585	$4,628,710	$217,875	4.7%

Operating income (GAAP)	$3,051,991	$2,891,612	$160,379	5.5%
Impact of MEPP charge	1,700	35,600	(33,900)	(95.2)
Impact of restructuring costs	—	470	(470)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$3,053,691	$2,927,682	$126,009	4.3%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales	$11,518,565	$10,613,059	$905,506	8.5%
Gross Profit	2,436,968	2,275,819	161,149	7.1%
Gross Margin	21.16%	21.44%		-29 bps
Operating expenses (GAAP)	$2,243,728	$2,032,703	$211,025	10.4%
Impact of restructuring costs (1)	(36,667)	(25,080)	(11,587)	46.2%
Impact of acquisition-related costs (2)	(90,004)	(78,273)	(11,731)	15.0%

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,117,057	$1,929,350	$187,707	9.7%

Operating income (GAAP)	$193,240	$243,116	$(49,876)	(20.5)%
Impact of restructuring costs (1)	36,667	25,080	11,587	46.2%
Impact of acquisition related costs (2)	90,004	78,273	11,731	15.0%

Operating income adjusted for Certain Items (Non-GAAP)	$319,911	$346,469	$(26,558)	(7.7)%

SYGMA *
Sales	$6,557,033	$6,178,909	$378,124	6.1%
Gross Profit	511,278	471,155	40,123	8.5%
Gross Margin	7.80%	7.63%		17 bps
Operating expenses	$486,960	$447,856	$39,104	8.7%
Operating income	24,318	23,299	1,019	4.4%
OTHER *
Sales	$1,009,463	$974,473	$34,990	3.6%
Gross Profit	263,363	261,408	1,955	0.7%
Gross Margin	26.09%	26.83%		-74 bps
Operating expenses	$223,878	$231,190	$(7,312)	(3.2)%
Operating income	39,485	30,218	9,267	30.7%

	52-Week Period Ended Jun. 30, 2018	52-Week Period Ended Jul. 1, 2017	Period Change in Dollars	Period %/bps Change
CORPORATE
Gross Profit	$(26,494)	$(7,267)	$(19,227)	264.6%
Operating expenses (GAAP)	$953,566	$1,127,807	$(174,241)	(15.4)%
Impact of restructuring costs (3)	(72,857)	(135,461)	62,604	(46.2)
Impact of acquisition-related costs (4)	(18,132)	(23,776)	5,644	(23.7)

Operating expenses adjusted for Certain Items (Non-GAAP)	$862,577	$968,570	$(105,993)	(10.9)%

Operating income (GAAP)	$(980,060)	$(1,135,074)	$155,014	(13.7)%
Impact of restructuring costs (3)	72,857	135,461	(62,604)	(46.2)
Impact of acquisition-related costs (4)	18,132	23,776	(5,644)	(23.7)

Operating income adjusted for Certain Items (Non-GAAP)	$(889,071)	$(975,837)	$86,766	(8.9)%

TOTAL SYSCO
Sales	$58,727,324	$55,371,139	$3,356,185	6.1%
Gross Profit	11,085,391	10,557,507	527,884	5.0%
Gross Margin	18.88%	19.07%		-19 bps
Operating expenses (GAAP)	$8,756,417	$8,504,336	$252,081	3.0%
Impact of MEPP charge	(1,700)	(35,600)	33,900	(95.2)
Impact of restructuring costs (1) (3)	(109,524)	(161,011)	51,487	(32.0)
Impact of acquisition-related costs (2) (4)	(108,136)	(102,049)	(6,087)	6.0

Operating expenses adjusted for certain items (Non-GAAP)	$8,537,057	$8,205,676	$331,381	4.0%

Operating income (GAAP)	$2,328,974	$2,053,171	$275,803	13.4%
Impact of MEPP charge	1,700	35,600	(33,900)	(95.2)
Impact of restructuring costs (1) (3)	109,524	161,011	(51,487)	(32.0)
Impact of acquisition-related costs (2) (4)	108,136	102,049	6,087	6.0

Operating income adjusted for certain items (Non-GAAP)	$2,548,334	$2,351,831	$196,503	8.4%

*	Segment has no applicable Certain items
(1)	Includes Brakes Acquisition-related restructuring charges, facility closure charges and other severance charges related to restructuring.
(2)

Fiscal 2018 and fiscal 2017 include $67 million and $76 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of the Brakes Group. Fiscal 2018 includes a $14 million write-off for an intangible asset due to restructuring in France.

(3)

Fiscal 2018 includes business technology transformation initiative costs, professional fees on three-year financial objectives, severance charges related to restructuring, costs to convert to legacy systems in conjunction with our revised business technology strategy and facility closure charges. Fiscal 2017 includes $111 million in accelerated depreciation associated with our revised business technology strategy and $46 million related to restructuring expenses within our Brakes Group operations, costs to convert to legacy systems in conjunction with our revised business technology strategy, professional fees on 3-year financial objectives and severance charges.

(4)	Fiscal 2018 and fiscal 2017 include $18 million and $24 million, respectively, related to integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

We have completed the final year of our initial three-year plan that was established in fiscal 2016 and have measured our operating income performance against our targets on an adjusted basis. Our targets were set prior to our acquisition of the Brakes Group; therefore, our performance excludes the results of the Brakes Group. The following reconciles operating income cumulative growth from a GAAP basis to an adjusted basis. We calculate operating leverage as (i) gross profit excluding the impact of Brakes cumulative average growth rate (CAGR) minus (ii) operating expenses adjusted for certain items and excluding the impact of Brakes CAGR. As a result, in the table below, each period presented is adjusted for the impact described above.

	Year Ended
	June 30, 2018	June 27, 2015	3-year Plan Change $ Results	CAGR
Sales (GAAP)	$58,727,324	$48,680,752	$10,046,572
Impact of Brakes	(5,612,400)	—	(5,612,400)

Sales excluding the impact of Brakes (Non-GAAP)	$53,114,924	$48,680,752	$4,434,172

Gross profit (GAAP)	$11,085,391	$8,551,516	$2,533,875	9.0%
Impact of Brakes	(1,405,748)	—	(1,405,748)

Gross profit excluding the impact of Brakes (Non-GAAP)	$9,679,643	$8,551,516	$1,128,127	4.2%

Gross margin (GAAP)	18.88%	17.57%	1.31%
Impact of Brakes	0.65	—	0.65

Gross margin excluding the impact of Brakes (Non-GAAP)	18.23%	17.57%	0.65%

Operating expenses (GAAP)	$8,756,417	$7,322,154	$1,434,263	6.1%
MEPP Charge	(1,700)	—	(1,700)
Impact of restructuring costs (1)	(109,524)	(7,801)	(101,723)
Impact of acquisition-related costs (2)	(108,136)	(554,667)	446,531

Operating expenses adjusted for Certain Items (Non-GAAP)	$8,537,057	$6,759,686	$1,777,371
Impact of Brakes	(1,427,732)	—	(1,427,732)
Impact of Brakes restructuring costs (3)	23,346	—	23,346
Impact of Brakes acquisition-related costs (2)	90,004	—	90,004

Operating expenses adjusted for Certain Items and excluding the impact of Brakes (Non-GAAP)	$7,222,675	$6,759,686	$462,989	2.2%

Operating leverage (GAAP) (4)				2.9%
Operating leverage adjusted for certain items and excluding the impact of Brakes (Non-GAAP ) (4)				2.0%
Operating income (GAAP)	$2,328,974	$1,229,362	$1,099,612	23.7%
MEPP Charge	1,700	—	1,700
Impact of restructuring costs (1)	109,524	7,801	101,723
Impact of acquisition-related costs (2)	108,136	554,667	(446,531)

Operating income adjusted for Certain Items (Non-GAAP)	$2,548,334	$1,791,830	$756,504
Impact of Brakes	21,985	—	21,985
Impact of Brakes restructuring costs (3)	(23,346)	—	(23,346)
Impact of Brakes acquisition-related costs (2)	(90,004)	—	(90,004)

Operating income adjusted for Certain Items and excluding the impact of Brakes (Non-GAAP)	$2,456,969	$1,791,830	$665,139	11.1%

(1)

Fiscal 2018 includes business technology transformation initiative costs, restructuring expenses within our Brakes operations, professional fees on three-year financial objectives, severance charges related to restructuring, costs to convert to legacy systems in conjunction with our revised business technology strategy and facility closure charges. Fiscal 2015 includes US Foods merger and integration planning costs.

(2)

Fiscal 2018 includes $67 million related to intangible amortization expense from the Brakes acquisition, which is included in the results of Brakes and $18 million in integration costs. Fiscal 2018 includes a $14 million write-off for an intangible asset due to restructuring in France. Fiscal 2015 includes US Foods merger integration and termination costs.

(3)	Includes Brakes Acquisition restructuring charges.
(4)	Operating leverage is calculated as the difference between gross profit growth and operating expense growth.

We calculate ROIC as net earnings divided by (i) stockholder’s equity, computed as the average of adjusted stockholders’ equity at the beginning of the year and at the end of each fiscal quarter during the year excluding the impact of foreign currency translation adjustments; and (ii) long-term debt, computed as the average of the long-term debt at the beginning of the year and at the end of each fiscal quarter during the year. All components of our ROIC calculation are impacted by Certain Items. As a result, in the non-GAAP reconciliation below for fiscal 2018, adjusted total invested capital is computed as the sum of (i) adjusted stockholder’s equity, computed as the average of adjusted stockholders’ equity at the beginning of the year and at the end of each fiscal quarter during the year; and (ii) adjusted long-term debt, computed as the average of the adjusted long-term debt at the beginning of the year and at the end of each fiscal quarter during the year. With respect to the adjusted return on invested capital targets, our invested capital is adjusted for the accumulation of debt incurred for the Brakes Acquisition that would not have been borrowed absent this acquisition. Sysco considers adjusted ROIC to be a measure that provides useful information to management and investors in evaluating the efficiency and effectiveness of the company’s long-term capital investments, and we currently use ROIC as a performance criteria in our management incentive programs. It is possible that a different definition of ROIC may be used by other companies since it can be defined differently. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, Adjusted ROIC for each period presented is reconciled to a GAAP based calculation of ROIC.

52-Week Period Ended Jun. 30, 2018
Net earnings (GAAP)	$1,430,766
Impact of Certain Items on net earnings	229,071

Adjusted net earnings (Non-GAAP)	1,659,837

Impact of Brakes	6,544

Adjusted net earnings excluding Brakes (Non-GAAP)	$1,653,293

Invested Capital (GAAP)	$11,042,773
Adjustments to invested capital	275,125 (1)

Adjusted invested capital (Non-GAAP)	11,317,898

Impact of Brakes	3,115,912

Adjusted invested capital excluding Brakes (Non-GAAP)	$8,201,986

Return on invested capital (GAAP)	13.0%
Return on invested capital (Non-GAAP)	14.7%
Return on invested capital excluding Brakes (Non-GAAP)	20.2%

(1)	Shareholder’s equity adjustments include the impact of Certain Items from earnings and removal of foreign currency translation adjustments that arose in the fiscal year.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	52-Week Period Ended Jun. 30, 2018	52-Week Period Ended Jul. 1, 2017	52-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$2,158,632	$2,239,354	$(80,722)
Additions to plant and equipment	(687,815)	(686,378)	(1,437)
Proceeds from sales of plant and equipment	22,255	23,715	(1,460)

Free Cash Flow (Non-GAAP)	$1,493,072	$1,576,691	$(83,619)